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EXHIBIT 21: LIST OF SUBSIDIARIES FOR CORNING CONSUMER PRODUCTS COMPANY


1.   Revere Ware Corporation

2.   Corning Canada Inc.

3.   CCPC (Asia) Pte. Ltd.

4.   Corning Australia Pty. Ltd.

5.   CCPC Iwaki Sdn. Bhd.

6.   Mundial Brasil Produtos de Consumo Ltda.

7.   CCPC (Korea) Co., Ltd.